2018 DEFERRED SHARE PLAN SCHEME RULES

1.Definitions
1.1In the DSP, unless the context indicates otherwise, the following words and expressions will have the meanings assigned thereto:

1.1.1“Acceptance Date”	means the date by which an Employee is obliged to deliver an Acceptance Notice to the Employer Company in order to participate in the DSP (in terms of clause 6.4);
1.1.2“Acceptance Notice”	means the notice delivered by an Employee to an Employer Company indicating his acceptance of an Allocation (in terms of clause 6.4);
1.1.3“Administrator”	means a member of the Group appointed by an Employer Company to act on behalf of that Employer Company in performing the obligations of that Employer Company in terms of the DSP;
1.1.4“Allocation”	Means a total annual unit allocation amount (calculated in terms of the Rules) approved by Remco on the recommendation of the Employer Company, made by an Employer Company to an Employee in respect of a Financial Year in terms of clause 6;
1.1.5“Allocation Date”	means the day on which an Allocation is awarded by an Employer Company to an Employee, as determined by Remco;
1.1.6“Allocation Notice”	means the notice delivered by an Employer Company to an Employee notifying such Employee of an Allocation (in terms of clause 6.2) and setting out the terms of the Allocation;
1.1.7“Allocation Policy and Performance Conditions”	means the proposed allocation policy and performance conditions which apply to Participants, made in terms of clause 4, attached hereto marked Annexure A, as amended by Remco from time to time;

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1.1.8“Associate or Joint Venture”	means any company, corporation or other similar entity in which the Company owns, directly or indirectly, ordinary shares or securities of that company, corporation or entity, and that company, corporation or entity is considered to be an associate or joint venture in terms of the International Financial Reporting Standards issued by the International Accounting Standards Board from time to time;
1.1.9“Auditors”	means the auditors of the Company from time to time;
1.1.10
1.1.11“Board”	means the board of directors of the Company or any committee thereof to whom the powers of the board of directors of the Company in respect of the DSP are delegated;
1.1.12“Broker”	means the financial intermediary appointed by the Company and the Employer Company to perform the services specified in the DSP on behalf of the Participants;
1.1.13“Brokerage Account”	means the account with the Broker, which the Company will open in the name of the Participant;
1.1.14“Closed Period”	means a closed period as (i) defined in the Listings Requirements or (ii) communicated by the Company; provided that for purposes of the DSP the definition shall also include a “prohibited period” as defined in the Listings Requirements in respect of those persons who fall within the ambit of paragraphs 3.63 and 3.67 of the Listings Requirements;
1.1.15“Companies Act”	means the South African Companies Act, 71 of 2008;
1.1.16“Company”	means AngloGold Ashanti Limited, a public company duly incorporated and registered in accordance with the laws of the Republic of South Africa under registration number 1944/017354/06;
1.1.17“Control”	means a beneficial interest in the voting securities of the Company equal to or exceeding the prescribed percentage in terms of section 123(5) of the Companies Act;
1.1.18“Dividends”	means all distributions as defined in the Companies Act;

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1.1.19“Employee”
means any senior employee (including an executive director holding salaried employment or office but excluding a non-executive director) employed by an Employer Company who is eligible to participate in the DSP in accordance with Remco’s determination from time to time. For purposes of the DSP, Employees are categorised as “Executives” and “Key Employees”; 14.1(a)

1.1.20“Employees’ Tax”	means employees’ Tax payable by the Employer Company in terms of the Income Tax Act or any similar payroll Tax payable to the Revenue Authority in countries outside of South Africa;
1.1.21“Employer Company”	means the specific entity (which includes both local and foreign entities) within the Group that employed the Participant for the greater part of the Financial Year taken into account in making the Allocation;
1.1.22“Executives”	means the Employees selected by Remco who have senior positions in management and are employed by an Employer Company on a full-time basis;
1.1.23“Exercise”	means when a Participant chooses to “convert” his Vested Units into Shares in accordance with clause 9;
1.1.24“Exercise Date”	means the day on which the Participant Exercises his Vested Units in accordance with clause 9;
1.1.25“Exercise Period”	means the period during which Participants are entitled to Exercise their Vested Units. This period is determined by Remco in terms of clause 5.1.6 and notified to the Participant in the Allocation Notice; provided that Participants shall never have more than 10 (ten) years from the Allocation Date in which to Exercise their Vested Units;
1.1.26“Financial Markets Act”	means the Financial Markets Act, 19 of 2012;
1.1.27“Financial Year”	means the Company’s financial year, which runs from 1 January to 31 December;
1.1.28“Group”	means the Company, its Subsidiaries, Associates and Joint Ventures;

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1.1.29“Ill-health”	means a physical, mental or psychological condition, including a disability or a condition caused by an injury, diagnosed by a Company approved Medical Practitioner, which renders the Employee incapable of performing his duties in terms of his employment contract;
1.1.30“Income Tax Act”	means the South African Income Tax Act, 58 of 1962 or a similar act promulgated in countries outside of South Africa;
1.1.31“JSE”	means the JSE Limited, a public company incorporated in accordance with the laws of the Republic of South Africa under registration number 2005/022939/06, which is licensed as an exchange in terms of the Financial Markets Act;
1.1.32“Key Employees”	means Employees who have specialist skills required in the Company’s highly technical business and who are not Executives;
1.1.33“Listings Requirements”	means the JSE Limited Listings Requirements;
1.1.34“Medical Practitioner”
means a person who is certified to diagnose and treat patients and who is registered with a professional council established by an Act of the South African Parliament or its equivalent in countries outside of South Africa;

1.1.35“Participant”	means an Executive or Key Employee that is awarded an Allocation (in terms of clause 6) and thereby becomes subject to the terms and conditions of the DSP, and (save for the provisions of clause 16) shall include Participants who are no longer employed by an Employer Company but are entitled to continue to participate in the DSP (in terms of clause 14);

1.1.36“Personal Information”	means personal information as defined in section 1 of the Protection of Personal Information Act, 4 of 2013;
1.1.37“Remco”	means the Remuneration and Human Resources Committee of the Board or any person(s) to whom the powers of Remco in respect of the DSP have been delegated (but then only in accordance with the terms of such delegation) which persons do not hold any executive office within the Group;

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1.1.38“Remuneration Policy”	means the Company’s Remuneration Policy, as determined by the Board on the recommendation of Remco and disclosed in the Company’s annual remuneration report in its integrated report;
1.1.39“Retirement”	means the termination of the employment of an Employee upon the Employee reaching the retirement age applicable to the Employee concerned;
1.1.40“Retrenchment”	means the termination of the employment of an Employee by virtue of the operational requirements of the Employer Company concerned;
1.1.41“Revenue Authority”	means the institution in a country that administers the relevant Tax legislation and/or to whom Tax should be paid by law;
1.1.42“Share”	means an ordinary share designated as such in the memorandum of incorporation of the Company;
1.1.43“Subsidiaries”	means any company which is at the relevant time a subsidiary as defined in section 1 of the Companies Act; and
1.1.44“Tax”	includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the forgoing, imposed by legislation that applies to the DSP, a Participant or the Group, from time to time, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto.
1.1.45“DSP”	means the AngloGold Ashanti Limited Deferred Share Plan 2018, established in terms of this document;
1.1.46“Units”	means, in respect of an Allocation, the notional number calculated in terms of clause 8;
1.1.47“Unit Grant Price”	means a value that is determined by using the volume weighted average share price of a Share on the JSE over the 5 (five) business days immediately prior to the Allocation Date;

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1.1.48“Vest	means the moment when a Participant is entitled to Exercise his Units in accordance with clause 9 and “Vested” and “Vesting” shall have equivalent meanings;
1.1.49“Vesting Date”	subject to clauses 6, 13.5 and 14; means the date which occurs after the expiry of the Vesting Period;
1.1.50“Vesting Period”	means the period which commences on the Allocation Date and terminates at the end of the period(s) set out in the Allocation Notice.
1.2General Interpretation
For the purposes of the DSP the following rules of construction shall apply, unless the context requires otherwise:
1.2.1Words importing -
1.2.1.1any gender include the other genders;
1.2.1.2the singular include the plural and vice versa; and
1.2.1.3natural persons include artificial persons and vice versa.
1.2.2If any provision in a definition is a substantive provision conferring a right or imposing an obligation on any party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of the DSP.
1.2.3Words and expressions defined in the Companies Act which are not defined in the DSP shall have the same meanings in the DSP as those ascribed to them in the Companies Act.
1.2.4The DSP will be given effect to in accordance with:
1.2.4.1the Companies Act;
1.2.4.2the Listings Requirements, including paragraphs 3.63 to 3.74 and 3.92 to the extent applicable; and 14.9(d)
1.2.4.3the Remuneration Policy.
1.2.5If a conflict exists between the DSP and the Remuneration Policy, the terms of the DSP shall prevail and Remco shall be required to amend the Remuneration Policy so that the Remuneration Policy is consistent with the terms of the DSP.
1.2.6All references to a statute and the Listings Requirements shall be to such statute and the Listings Requirements (as the case may be) as at the date of adoption of the DSP by the Company and as amended, replaced or superseded from time to time thereafter.
1.3Headings and Sub-headings

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All the headings and sub-headings in the DSP are for convenience only and are not to be taken into account for the purpose of interpreting it.
2.Object
The object and purpose of the DSP is to:
2.1incentivise the Group’s Executives and Key Employees to meet strategic short-, Medium- and long-term objectives that will help deliver value to shareholders;
2.2achieve alignment between the Participants’ remuneration and the interests of the Company’s shareholders; and
2.3act as a retention and/or recruitment mechanism in a market where highly skilled people are in high demand.
3.Administrator
An Employer Company may appoint an Administrator to act on its behalf in performing its obligations as an Employer Company under the DSP. For purposes of the DSP, references to “Employer Company” include an Administrator that has been appointed by an Employer Company in terms of this clause 3.
4.Allocation Award Policy and Performance Conditions
4.1Remco shall be entitled, subject to the provisions of the DSP, to make and establish Allocation Award Policy and Performance Conditions as it deems expedient or necessary for the proper implementation of the DSP.
4.2Remco may, from time to time, in its sole discretion, amend the Allocation Award Policy and Performance Conditions, provided that the amendments:
4.2.1are in line with the Remuneration Policy; and
4.2.2take due account of prevailing market trends and what is regarded as “remuneration best practice” at the time of such amendments.
4.3Subject to clauses 14, 16 and 17, once an Allocation Award has been made, the Allocation Award Policy and Performance Conditions which pertain to that specific Allocation Award may not be amended or varied. This does not, in any way, restrict the provisions set out in clause 13.
5.Annual Remco Determination
5.1Each year, Remco shall determine and (as contemplated in clause 4), if deemed appropriate, amend the respective Allocation Award Policy and Performance Conditions to record the following:
5.2which Employees shall receive an Allocation;
5.2.1the size of the Allocations to be granted to the Employees;
5.2.2the Allocation Date;

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5.2.3the Acceptance Date;
5.2.4the Vesting Dates and Vesting Periods that will apply to an Allocation; and
5.2.5the Exercise Period.
5.3The Vesting Period set out in the Rules shall not be less than a period of 1 (one) year and not longer than a period of 5 (five) years. A single Allocation made to an Employee may have more than 1 (one) Vesting Date and, as a result, more than 1 (one) Vesting Period. Save where the provisions of clause 5.4 below apply, a single Allocation to an Executive will Vest over a period of 5 (five) years (20% per annum).
5.4Remco may, in its sole and absolute discretion approve the award of ad hoc Allocations to new Employees to incentivise them to join the Group compensating them for incentive awards that they have forfeited from their previous employer (sign-on Allocations) on terms and conditions as it may deem appropriate, subject to Annexure A hereto.
5.5Remco shall set out in the Rules the criteria on which Allocations are made in terms of the DSP. The criteria shall be aligned with the strategic objectives of the Company and the DSP (as set out in clause 2 above).
6.Allocations 14.1(f)
6.1Upon the determination by Remco of the matters set out in clause 5, an Employer Company shall be entitled to award an Allocation to an Employee on the terms set out hereunder.
6.2The Employer Company shall deliver an Allocation Notice to the Employee, with such Allocation Notice delivered on the Allocation Date, notifying him of:
6.2.1the Acceptance Date;
6.2.2the size of the Allocation (which is calculated in accordance with the formulae in the Rules);
6.2.3the number of Units applicable to the Allocation (calculated in terms of clause 8);
6.2.4the Vesting Dates and Vesting Periods applicable to the Allocation;
6.2.5the Exercise Period; and
6.2.6the fact that the Employer Company may open a Brokerage Account in his name.
6.3There will be no payment by the Participant for the Allocation. 14.1(d)
6.4The Employee must deliver an Acceptance Notice to the Employer Company on or before the Acceptance Date indicating:
6.4.1his acceptance of the terms and conditions of the DSP (including, but not limited to, those set out in clause 19);
6.4.2his consent to a Brokerage Account being opened in his name (he must also provide any “Know Your Client” supporting information and documentation required to open the Brokerage Account).

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6.5The obligations of an Employer Company under the DSP with respect to an Allocation shall be postponed until such time as the Participant has delivered his Acceptance Notice to the Employer Company in accordance with clause 6.3 above; provided that if the Participant fails to deliver his Acceptance Notice to the Employer Company within 30 (thirty) days of the Acceptance Date, he shall be deemed to have accepted the Allocation. The Employer Company will not be liable for any loss that may be suffered by the Participant as a result of the postponement of its obligations in terms of this clause 6.5.
6.6An Employee may not transfer, cede, pledge or alienate in any way whatsoever their rights as a Participant under the DSP. 14.1(e)
6.7For the avoidance of doubt, the Allocation does not give a Participant any right to participate in the DSP, or any rights to Shares until and to the extent that the terms and conditions in the DSP have been met. 14.1(e)
7.Threshold
7.1Allocations are subject to an annual cap of 1% (one percent) of the issued share capital of the Company (i.e. the Remco may not authorise the award of more than 4 000 000 Units each Financial Year).
8.Calculation of Units
8.1The number of Units attributable to an Allocation shall be calculated by dividing the Allocation by the Unit Grant Price and rounding-down the resultant number to the next whole number.
8.2Subject to:
8.2.1Clause 14; and
8.2.2the Participant being in the employ of the Group on the Vesting Date, the number of Units determines the number of Shares that a Participant has a right to acquire on the terms of, and subject to the conditions of this DSP.
8.3For the avoidance of doubt, the Allocation of the Units does not constitute the issue of Shares nor does it give a Participant the right to Shares until and to the extent that the provisions of the DSP have been satisfied. Accordingly, the Units are granted on the understanding that the Units may not be traded or used as security for any obligations and any attempt to trade in Units or use them as security for any obligations shall result in the forfeiture of the relevant Units.
9.Vesting and Exercise of Units and Acquisition of Shares
9.1On the Vesting Date, a Participant shall have the right to Exercise the number of Units calculated in terms of clause 8., Participants are not obliged to Exercise their Units on the Vesting Date; they may choose to Exercise their Units at any point during the Exercise Period. Vested Units will lapse if not Exercised during the Exercise Period. A Participant shall have no right to any cash payment in terms of the DSP.
9.2As soon as practicable after the Exercise Date, the number of Shares to which each Participant becomes entitled shall be calculated in accordance with the Rules. The Participant shall, subject to any other

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provisions of the DSP which may apply, be entitled to delivery of such number of Shares. The Shares delivered to the Participant may be Shares acquired through the market, treasury Shares held by the Group, or Shares which are issued to the Participant by the Company in accordance with shareholder approval.
9.3A number of Shares equal to the number of Units Exercised will be procured by the Employer Company for delivery to the Participant, which Shares will be fully paid up and will rank pari passu with the existing issued Shares and will have the same voting rights as the existing issued Shares. If the Shares are not yet issued, the Board will procure that they are listed on the JSE upon issue. 14.1(e)
9.4Subject to clause 21.2, a Participant shall be entitled to dispose of any Share acquired by him pursuant to the DSP at any time after the Share has been delivered to him.
10.Shares Available for the DSP
10.1The maximum number of Shares which any one Participant may acquire in terms of the DSP shall not exceed 1 000 000 (one million) Shares. 14.1(c)
10.2The aggregate number of Shares that may be utilised for this DSP shall not exceed 20 000 000 (twenty million) Shares. 14.1(b)
10.3If Remco so determines, Shares may be purchased on market for purposes of satisfying the obligations under the DSP. Such Shares will not be taken into account for purposes of determining the limits in clauses 10.1 and 10.2 above. 14.9(c)
10.4The Company shall summarise in its annual financial statements the number of Shares that may be utilised for purposes of the DSP at the beginning of the Financial Year, changes in such number during the accounting period and the balance of Shares available for utilisation for the purposes of the DSP at the end of the Financial Year. 14.8
11.Brokerage Accounts
11.1The Participant shall have full ownership rights in the Shares in his Brokerage Account (including the right to dispose of the Shares subject to the Group’s policies and procedures relating to trading in the Company’s securities, the provisions of the Financial Markets Act, and the Listings Requirements).
11.2Subject to the Employer Company exercising a discretion to the contrary, the Participant shall be personally responsible for maintaining the Brokerage Account and paying all relevant fees and Taxes when he ceases to participate in the DSP.
11.3After the Exercise Date, the Participant may instruct the Broker to transfer his Shares to a different brokerage account; provided that all costs associated with the transfer will be for the Participant’s account.

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12.Distributions 14.1(e)
12.1As a Unit is not a Share and does not represent a Share or, in itself, an entitlement to a Share, it follows that the Employer Company will not be obliged to pay a Participant any amount relating to distributions made by the Company during the Vesting Period.
12.2Unless otherwise provided in an Allocation Notice, Participants shall receive Dividend equivalents in respect of their Vested Units in the form of a cash payment which is equal in value to the Dividends which would have been paid on the number of Shares that a Participant has a right to acquire on the terms of, and subject to the conditions of this DSP (calculated in terms of clause 8) during the Vesting Period and treating such Dividends as having been re-invested in Units at the respective payment dates for the purposes of this calculation.
12.3Any distributions made by the Company after the Vesting Date in terms of 12.2 shall be due and payable by the Employer Company to the Participant, subject to the deduction by the Employer Company of any applicable Tax.
13.Reduction or Forfeiture of Allocation
13.1Any Allocations made to the Chief Financial Officer and the Chief Executive Officer may be subject to reduction or forfeiture (in whole or in part) in accordance with section 304 of the Sarbanes Oxley Act, 2002 (“SOX”).
13.2As a result of the change in law and anticipated changes in U.S. listing requirements, in accordance with the Final Rule pertaining to “Listing Standards for Recovery of Erroneously Awarded Compensation” outlined in Federal Register, SEC Release Nos. 33-11126; 34-96159) (the “Final Clawback Rules”), under certain circumstances a clawback may be required in respect of Allocations granted to certain Employees. As a result, any Allocations made to applicable Employees may also be subject to, in whole or in part, reduction, forfeiture or recovery (including recovery of Shares and/or cash proceeds received in connection with the sale of such Shares) in accordance with any applicable listing requirements adopted pursuant to the Final Clawback Rules.
13.3Remco may exercise its discretion to determine that a Participant’s Allocation is subject to reduction or forfeiture (in whole or in part) if:
13.3.1there is reasonable evidence of misbehaviour or material error by a Participant; or
13.3.2the financial performance of the Group, the Company, the Employer Company or the relevant business unit for any Financial Year in respect of which an Allocation is based have subsequently appeared to be materially inaccurate; or
13.3.3the Group, the Company, the Employer Company or the relevant business unit suffers a material downturn in its financial performance, for which the Participant can be seen to have some liability; or
13.3.4the Group, the Company, the Employer Company or the relevant business unit suffers a material failure of risk management, for which the Participant can be seen to have some liability, or in any other circumstances if the Remco determines that it is reasonable to subject the Allocations of one or more Participants to reduction or forfeiture.

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13.4To the extent that this clause 13 applies to a Participant, the Remco shall determine if the Participant’s Allocation shall be forfeited in whole or in part and, if Remco does so determine that all or a portion of the Participant’s Allocation shall be forfeited, that Allocation shall be forfeited with effect from the date of the determination.
13.5Remco may postpone the Vesting Date in respect of any Participant if, at the Vesting Date, there is an ongoing investigation or other procedure being carried on to determine whether the forfeiture provisions apply in respect of a Participant, or the Remco decides that further investigation is warranted. In such event, the Vesting Date shall be deemed to be the date upon which the investigation or procedure has been completed and the Remco has determined that the Participant’s Allocation shall not be forfeited.
14.Termination or cessation of Employment 14.1(h)
14.1Subject to clauses 14.2 to 14.6, the right of a Participant to receive Shares or payment of any amount in terms of the DSP shall be forfeited by the Participant immediately upon the Participant ceasing to be employed by an Employer Company. Any Shares, which are not issued to Participants as a result of forfeiture in terms of this clause 14, shall revert back to the DSP. 14.3(f), 14.12
All Participants
14.2In the event that a Participant dies, the Vesting Date for the purpose of clause 9.1 will be accelerated to the date of death and the Participant's estate shall be entitled to receive the full number of Shares to which the Participant would have been entitled had the Vesting Date not been accelerated. The Employer Company shall deliver the Shares to the Participant's estate within a reasonable period after the accelerated Vesting Date.
14.3In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:
14.3.1the transfer of the business in which the Participant is employed to a third party as a going concern; or
14.3.2the Employer Company through which the Participant is eligible to participate in the DSP ceasing to be a member of the Group, the Vesting Date for the purpose of clause 9.1 will be accelerated to the date of the event contemplated in clause 14.3.1 or 14.3.2 (as the case may be) and the Participant shall be entitled to receive a number of Shares, which shall be reduced in proportion to the reduction in the Vesting Period.
14.4For the avoidance of doubt, a Participant who is transferred from one Employer Company to another within the Group shall not be treated as having terminated his employment or ceasing to be employed by an Employer Company for purposes of the DSP.
Executives
14.5In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:

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14.5.1Ill-health (this ground also applies where a Participant is unable to attend work for a period of six calendar months or more) (evidenced to the satisfaction of Remco);
14.5.2Retirement (evidenced to the satisfaction of Remco);
14.5.3mutual agreement between the Participant and the Employer Company; or
14.5.4Retrenchment,
the Participant may continue to hold his Units notwithstanding the termination of his employment. The Vesting Date for the purpose of clause 9.1 will remain unchanged.
Key Employees
14.6In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:
14.6.1Ill-health (this ground also applies where a Participant is unable to attend work for a period of six calendar months or more) (evidenced to the satisfaction of Remco);
14.6.2Retirement (evidenced to the satisfaction of Remco);
14.6.3mutual agreement between the Participant and the Employer Company; or
14.6.4Retrenchment,
the Vesting Date for the purpose of clause 9.1 will be accelerated and the Participant shall be entitled to receive a number of Shares, which shall be reduced in proportion to the reduction in the Vesting Period.
14.7Where a Participant ceases to be employed by an Employer Company in accordance with the provisions of clauses 14.2 to 14.6 above (i.e. on a "no fault" basis) any Vested Units may be exercised at any time during the period of six months following the date of cessation of employment (the "Extended Exercise Period"). A Participant's Vested Units will lapse if not exercised during the Extended Exercise Period.
14.8Where a Participant ceases to be employed by an Employer Company for any other reason (i.e. in accordance with the provisions of clause 14.1 above or on a "fault" basis) any Vested Units will lapse if not exercised during the Exercise Period (which shall terminate on the date on which the Participant ceases to be employed by an Employer Company).
15.Costs and Employees’ Tax
15.1Prior to the Vesting Date, all costs and expenses relating to the DSP, including for the avoidance of doubt, all costs relating to the administrator (“Costs”) will be for the Company’s account. The Company shall recover the Costs from the appropriate Employer Company.
15.2After the Vesting Date, all Costs will be for the Participant’s account.
15.3The Participant shall be liable for all Employees’ Tax payable as a result of benefits due to him in terms of the DSP.

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15.4The Employer Company will instruct the Broker to sell a sufficient number of the Shares from the Participant’s Brokerage Account to cover the Participant’s Employees’ Tax liability and to remit the proceeds to the account stipulated by the Employer Company, who will pay the Employees’ Tax to the Revenue Authority (unless the Participant tenders the cash amount of the Employees’ Tax to the Employer Company in advance). Any excess proceeds from the sale of the Shares will be paid to the Participant. 14.9(b)
15.5The Participant agrees that the Broker is entitled to sell the Shares to discharge the Employees’ Tax payable as a result of benefits due to him in terms of the DSP in accordance with the provisions of this clause 15.
16.Takeovers / Reconstruction 14.1(g)
16.1To the extent that the Company is involved in a merger, takeover or similar corporate action, Remco may decide:
16.1.1to reduce the Vesting Period and bring forward the Vesting Date as part of such transaction, which will entitle the Participant to receive a pro-rated portion of his Shares on the accelerated Vesting Date (the balance of his Shares will Vest on the original Vesting Dates); or
16.1.2to replace the Units in this DSP with benefits in terms of a similar scheme; provided that such replacement benefits must put the Participant in a similar position to the position he was in immediately before the replacement benefits accrued to the Participant.
16.2For the avoidance of doubt, the provisions of this clause 16 do not apply to Participants who are no longer employed by an Employer Company but are entitled to continue to participate in the DSP (in terms of clause 14).
17.Capitalisation / Reorganisation
17.1In the event of a rights issue, consolidation, subdivision, capitalisation issue, a special dividend, reduction of capital or other variation of the Shares, the number of each Participant’s Units calculated in terms of the DSP may be varied in such manner as Remco and the Auditors (acting as experts) shall determine to be in their opinion fair and reasonable. In making such determination, Remco shall ensure that, as far as possible in the circumstances, a Participant is not prejudiced or given benefits beyond those provided for in terms of the DSP. 14.3(b)
17.2The aggregate number of Shares that may be utilised for the DSP as prescribed in clause 10.2, shall be adjusted proportionately in the event of a rights issue, consolidation, subdivision, reduction or other variation of the Shares as contemplated in clause 17.1 above. 14.3(a)
17.3The Auditors or other independent advisers acceptable to the JSE shall confirm to the Remco who undertakes to procure that the Auditors will confirm to the JSE, in writing at the time that such adjustment is finalised, that any adjustment in terms of this clause 17 is calculated on a reasonable basis in accordance with the provisions of the DSP, and that such adjustment causes a Participant’s entitlement to the same proportion of the share capital as that to which it was previously entitled. 14.3(d)

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17.4Remco may take such steps as they consider necessary to notify the Participants of any adjustment made under this clause 17 and to implement such adjustment.
17.5It is recorded that the issue of Shares as consideration for an acquisition, the issue of Shares for cash and the issue of Shares for a vendor consideration placing will not be regarded as a circumstance requiring adjustment to clauses 10.1 and 10.2. 14.3(c)
17.6Any adjustment made in accordance with clause 17.2 above, must be reported on in the Company’s annual financial statements in the year during which the adjustment is made. 14.3(e)
17.7For the avoidance of doubt, the provisions of this clause 17 do apply to Participants who are no longer employed by an Employer Company but are entitled to continue to participate in the DSP (in terms of clause 14).
18.Remco’s Discretion
Where the DSP refers to the discretion of Remco, such discretion shall be sole, absolute and unrestricted unless the contrary is expressed, provided that if Remco delegates the authority to exercise discretion, the discretion should be exercised in terms of a Remco approved policy.
19.Data Protection
19.1In the Acceptance Notice, the Participant must agree and consent to:
19.1.1the collection, use and processing by the Employer Company of Personal Information relating to the Participant, for all purposes reasonably connected with the administration of the DSP;
19.1.2the Employer Company, Company, and any company in the Group transferring Personal Information to or between any of such persons for all purposes reasonably connected with the administration of the DSP and the use of such Personal Information by such persons for all purposes reasonably connected with the administration of the DSP;
19.1.3the transfer to and retention of such Personal Information by any third party anywhere in the world for all purposes reasonably connected with the administration of the DSP.
20.Amendment 14.2
20.1The DSP may be amended in any respect by the shareholders of the Company passing a resolution, requiring a 75% (seventy five percent) majority of the votes cast in favour of the resolution by all the shareholders present or represented by proxy at the general meeting to approve such resolution.
20.2Notwithstanding the generality of clause 20.1, no amendment or alteration shall be made that would adversely affect a Participant’s existing rights under the DSP and his likely position relative to other holders of Shares. This does not, in any way, restrict the provisions set out in clause 13. In particular, subject to clause 20.3, no amendment can be made to the:
20.2.1category of Employees that are eligible to participate in the DSP; 14.1(a)
20.2.2DSP limit in clause 10.2; 14.1(b)

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20.2.3Participant limit in clause 10.1; 14.1(c)
20.2.4amount payable by a Participant for the Units (if any); 14.1(d)
20.2.5voting, Dividend, transfer and other rights (including those arising on liquidation of the Company) attaching to Shares; 14.1(e)
20.2.6basis on which Allocations are made; 14.1(f)
20.2.7treatment of Allocations in instances of mergers, takeovers or corporate actions; 14.1(g)
20.2.8termination rights of Participants; and14.1 (h)
20.2.9terms of this clause 20.2, 14.1
without prior approval by resolution requiring a 75% majority of the shareholders of the Company in general meeting; provided that Participants will only be permitted to vote in respect of Shares which they already hold (i.e. which Shares were not acquired pursuant to the DSP).
20.3Subject to approval from the JSE, clauses 20.1 and 20.2 will not apply to any amendment which is:
20.3.1minor and to benefit the administration of the DSP;
20.3.2to take account of any changes in legislation; or
20.3.3to obtain or maintain favourable Tax, exchange control or regulatory treatment for the Company, any Employer Company or any present or future Participant.
21.General
21.1To the extent that shareholder approval is required to authorise any performance by the Group as contemplated in the DSP, such performance shall only take place once the requisite shareholder approval has been obtained. To the extent that the requisite shareholder approval is not obtained, Remco shall exercise its discretion in determining the appropriate response. In certain circumstances, Remco may be obliged to inform the Participants that their rights under the DSP have been postponed or forfeited. The Company will not be liable for any loss that may be suffered by the Participant as a result of such postponement or forfeiture.
21.2Despite the occurrence of a Vesting Date, all Participants shall be subject to the Group’s policies and procedures relating to trading in the Company’s securities, the Financial Markets Act and the Listings Requirements and no Participant shall undertake any action in respect of that Participant’s Shares that will cause the Company to breach its obligations in terms of the Financial Markets Act or the Listings Requirements.
21.3The Company will ensure that no Shares are acquired for the DSP at a time when such acquisition is prohibited by the provisions of the Financial Markets Act or the Listings Requirements. To the extent that the Company is unable to deliver the Shares to a Participant as a result of the provisions of the Financial Markets Act or the Listings Requirements, the Company will deliver the Shares to the Participant as soon as possible after the restriction is lifted; provided that the Company will not be liable for any loss that may

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be suffered by the Participant as a result of the postponement of delivery in terms of this clause 21.3. 14.9(e)(f)
21.4Whilst the companies in the Group will make every effort to purchase and/or issue the Shares within a reasonable period of time for purposes of satisfying their obligations under the DSP, they do not guarantee that they will be able to do so within set time periods. As such, the Group will not be liable for any loss that may be suffered by the Participant as a result of any fluctuations in the Share price, or for any other reason.
21.5In the event that a company within the Group holds Shares for the purposes of satisfying potential obligations arising from the DSP, that company will not be permitted to exercise any voting rights attaching to those Shares. Such Shares will not be taken into account for purposes of determining the categorisations set out in section 9 of the Listings Requirements. 14.10
21.6The receipt of an Allocation in any year by a Participant does not create any rights and/or expectations that the same Participant shall be entitled to any further Allocations in any subsequent years. An Employee’s eligibility to receive Allocations shall be determined annually by Remco.
21.7Any dispute arising under the DSP shall be referred to the Group Chief Executive. In the event that the Group Chief Executive is unable to resolve the dispute, it shall be referred to the Chairman of Remco who shall decide thereon, and that decision shall be final and binding on all parties to the dispute. However, if the dispute relates, directly or indirectly, to either the Group Chief Executive or the Chairman of Remco, the dispute shall be referred to the Chairman of the Board, who shall decide thereon and that decision shall be final and binding on all parties to the dispute.
21.8The DSP and participation in it shall not form part of any contract of employment between any Employer Company and any Employee and the rights and obligations of any individual under the terms of his office or employment with the Employer Company shall not be affected by his participation in the DSP. This DSP shall afford an individual no additional rights to compensation or damages for any loss or potential loss which he may suffer (by reason of being unable to receive Shares or otherwise) in consequence of the termination of any office or employment within the Group for any reason whatsoever, regardless of whether such termination of employment was lawful, unlawful, fair or unfair.
21.9The DSP shall not confer on any person any legal or equitable rights (including, for the avoidance of doubt, any voting rights or rights to receive Dividends) against any Employer Company directly or indirectly, or give rise to any cause of action at law or in equity against any Employer Company.
21.10Shares may only be issued or purchased for the DSP once a Participant or group of Participants to whom they will be allocated, have been formally identified. 14.9(a)
21.11The DSP will be governed by and construed in accordance with the laws of the Republic of South Africa.

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ANNEXURE A
ALLOCATION POLICY AND PERFORMANCE CONDITIONS FOR 2023
1.Definitions
For purposes of these Rules:
1.1unless otherwise stated or the context indicates otherwise, all words and expressions defined in the DSP shall have the same meaning herein;
1.2the following words and expressions shall, unless the context requires otherwise, have the meanings assigned thereto:

1.2.1“Base Pay”	means a Participant’s annual base salary before Tax (excluding benefits and bonuses) as at 31 December;
1.2.2“On-Target Percentage”	means the percentage set out in the incentive parameters table in clause 2.6 below;
1.2.3“Performance Modifier”	means the annually agreed Remco approved performance metrics set out in clause 2.5 below and the Allocation Letter; and
1.2.4“Threshold and Maximum Percentage”	means the percentage set out in the incentive parameters table in clause 2.6 below.
2.Allocation and Vesting Periods
2.1Remco shall consider which Employees are most able to assist the Company in reaching the objectives set out in clause 2 of the DSP. If it is determined by Remco that a particular Employee will not assist the Company in reaching its objectives, such Employee shall not qualify as a Participant.
2.2Should Remco not be satisfied with an Employee recommended by an Employer Company or with an On-Target Percentage recommended to it in respect of any Employee (as set out in the incentive parameters table in clause 2.6 below), it may, in its discretion, refuse to allocate to the Employee and/or allocate a lower On-Target Percentage, as it deems appropriate and may enter into discussions with any person (other than the relevant Employee involved) that Remco believes will be able to assist it in exercising its discretion.

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2.3Allocations shall not be calculated using percentages in excess of the maximum Percentages (depending on the Role), indicated in the incentive parameters table referred to in clause 2.6 below.
2.4Allocations are determined by applying the Company and Individual weighting to the Employee as defined by their level/ role in the organisation. This determines the extent to which an Employee is exposed to either the overall Company performance or their Individual performance as defined in their individual Key Performance Indicators (KPIs). The weightings are as per the table below:

Role	Company performance weighting	Individual performance weighting
Chief Executive Officer	80%	20%
Chief Financial Officer
Other Chief Officers

2.5For 2023 the Company performance will be measured by the following Remco approved measures. These will be reviewed and the performance targets adjusted in line with the business strategy and stakeholder requirements on an annual basis:

2023 Performance measure for Stratum IV and above		Target Weighting
Financial measures	Relative Total Shareholder Return (measured in US$)	20.00%
	Normalised Cash Return on Equity (nCROE)	15.00%
	Production	15.00%
	Cash Costs	10.00%
	All in Sustaining Costs	5.00%
Future optionality measures	Ore reserve additions excluding depletion, asset sales, mergers and acquisitions	5.50%
	Mineral resources additions excluding depletion, asset sales, mergers and acquisitions	5.50%
ESG and People measures	-Safety -Health -Environment -Community -People	24.00%
TOTAL		100.00%

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2.6Informing the performance calculation, the payout parameters, as determined by the comparator market and the remuneration policy are applied. Achievement below a threshold performance on Company achievement and/ or individual performance will result in no incentive or share allocation. All Allocations save for sign-on Allocations detailed in clause 3 below, are directly linked to performance. The performance payout ranges are defined as per the table below:

	Cash	Shares	Total Incentive	Cash	Shares	Total Incentive	Cash	Shares	Total Incentive
Level	Threshold Achievement			On Target Achievement			Maximum Achievement
Chief Executive Officer	50.00%	100.00%	150.00%	100.00%	200.00%	300.00%	150.00%	300.00%	450.00%
Chief Financial Officer	42.50%	92.50%	135.00%	85.00%	185.00%	270.00%	127.50%	277.50%	405.00%
Other Chief Officers	37.50%	87.00%	124.50%	75.00%	174.00%	249.00%	112.50%	261.00%	373.50%

2.7     Delivery is based on the following performance calculation:
    Cash – year 1:
Base Pay X Performance Weighting (Individual) X On - Target Cash Percentage X Individual Performance Modifier (KPI’s)
+
Base Pay X Performance Weighting (Company) X On - Target Cash Percentage X Company Performance Modifier
Shares – year 2 to year 6 – (shares delivered over 5 years 20% per year):
Base Pay X Performance Weighting (Individual) X On - Target Shares Percentage X Individual Performance Modifier (KPI’s)
+
Base Pay X Performance Weighting (Company) X On - Target Shares Percentage X Company Performance Modifier

2.8     The Allocation Policy and Performance Conditions may be changed in subsequent years, provided that the Allocation Policy is in line with prevailing market benchmarks, that the Performance Conditions are no less “stretching” than those detailed above, and that consultation with shareholders will precede any significant changes. The Allocation Policy and Performance Conditions will be published each year in the Remuneration Policy.

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3.Sign-on Allocations
3.1Where a new Employee is recruited during the applicable Financial Year and he forfeits incentive awards that would otherwise have vested and/or been settled had he not resigned to take up employment with an Employer Company, then, the Employer Company may, following approval by the Remco in accordance with clause 5.4 of the DSP, make an Allocation of Units to the Employee under the DSP to compensate him for the forfeiture of such incentive awards (the sign-on Allocation).
3.2     The sign-on Allocation:
3.2.1    must be determined with reference to the incentive awards which have actually been forfeited by the Employee (taking into account timing and performance conditions), as well as market practice and relevant commercial factors;
3.2.2    to the extent possible, must have vesting conditions that are similar to those of the incentive awards that have been forfeited;
3.2.3    may be aligned with the future performance of the Employee, in which event the award of the sign-on Allocation will be deferred to the year in which performance of the Employee is measured. For example, the Employee is conditionally granted 9 000 Units upon commencing employment with the Employer Company as a sign-on Allocation:
•3000 Units will be Allocated to and Vest in the Employee at the end of FY01 if the following performance conditions are met [insert performance conditions].
•3 000 Units will be Allocated to and Vest in the Employee at the end of FY02 if the following performance conditions are met [insert performance conditions].
•3 000 Units will be Allocated to and Vest in the Employee at the end of FY03 if the following performance conditions are met [insert performance conditions].

The consequence of sign-on Allocations clause 3.2.3 above, is that no Units will be Allocated to or Vest in the Employee in terms of the DSP unless and until the specified performance conditions for the relevant period have been met and an Allocation Notice has been issued to the Employee.

3.2.4    may otherwise have terms and conditions as Remco deems appropriate, taking into account market practice and relevant commercial factors.

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